Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2017
(millions, except per share amounts)
Operating Revenue	$12,462

Operating Expenses	8,517

Income from operations	3,945

Other income	310

Interest and related charges	1,200

Income from operations including noncontrolling interests before income tax expense	3,055

Income tax expense	777

Net income including noncontrolling interests	2,278
Noncontrolling interests	134

Net income Attributable to Dominion Energy	$2,144

Earnings Per Common Share – Basic and Diluted
Income from operations	$3.60
Noncontrolling interests	(0.21)
Net income attributable to Dominion Energy	$3.39

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2017
(millions)
Operating Revenue	$7,443

Operating Expenses	4,961

Income from operations	2,482

Other income	66

Interest and related charges	489

Income before income tax expense	2,059

Income tax expense	754

Net Income	$1,305

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2017
(millions)
Operating Revenue	$1,770

Operating Expenses	1,076

Income from operations	694

Earnings from equity method investee	22

Other income	19

Interest and related charges	98

Income before income tax expense	637

Income tax expense	229

Net Income	$408